Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-112759) and related Prospectus of TeleCommunication Systems, Inc. for the registration of 7,575,745 shares of its Class A common stock and to the incorporation by reference therein of our report dated January 31, 2004, with respect to the consolidated financial statements of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Baltimore, Maryland

April 6, 2004